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                                  EXHIBIT 99.1

   PRESS RELEASE OF TROPICAL SPORTSWEAR INT'L CORPORATION DATED JUNE 26, 1998

      TROPICAL SPORTSWEAR INT'L CORPORATION ANNOUNCES COMPLETION OF SENIOR
                          SUBORDINATED NOTES OFFERING

TAMPA, FL (June 26, 1998) - Tropical Sportswear Int'l Corporation (NASDAQ:TSIC) ("TSI") announced today that it has completed the sale of $100 million of 11% Senior Subordinated Notes due 2008 (the "Notes"). The Notes were priced and sold at 100% of their principal amount. The net proceeds from the offering, together with borrowings under TSI's new credit facility, were used to repay in full $100 million of debt under TSI's bridge financing facility. The debt under the bridge financing facility was incurred to finance the acquisition of Farah
Incorporated pursuant to a tender offer for all outstanding shares of Farah's common stock. The tender offer was consummated on June 10, 1998.

Prudential Securities Incorporated acted as initial purchaser for the transaction. The Notes were offered and sold pursuant to exemptions from the registration requirements of the Securities Act of 1933 (the "Securities Act"), have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Tropical Sportswear Int'l Corporation markets and manufactures men's and women's sportswear including pants, jeans, shorts and shirts through all major retail distribution channels including department and specialty stores. TSI provides major retailers with comprehensive brand management programs and distinguishes itself from traditional private label manufacturers by providing apparel retailers with customer, product and market analysis, apparel design, merchandising, and inventory forecasting through the use of state-of-the-art technology.